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                                                                 EXHIBIT 99.2


                                       FOR ADDITIONAL INFORMATION:
                                       Craig Carlson/Senior Vice President
                                       (650) 369-4300

[LOGO]

                                       NEWS RELEASE

                                       FOR IMMEDIATE RELEASE


  CYGNUS-Registered Trademark- FILES FOR $75 MILLION CONVERTIBLE DEBT OFFERING


Redwood City, CA - November 25, 1997 - Cygnus, Inc. (NASDAQ: CYGN) announced that it intends to conduct a public offering of up to $75 million of its convertible subordinated notes, excluding any over-allotments. The proposed notes would consist of interest-bearing securities convertible into newly issued shares of the Company's Common Stock at any time prior to their maturity in 2002. The Company has selected PaineWebber Incorporated and Morgan Stanley Dean Witter as the managing underwriters of the offering, which is currently expected to be completed in December 1997, depending on market conditions.

The forward looking statements regarding future events and the future performance of the Company contained in this press release involve risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. For more information, refer to Cygnus' filings with the Securities and Exchange Commission, including its Form 10-K, Form 10-Q and Form 8-K reports.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The Company's current efforts are primarily focused on two core areas: a painless, bloodless and automatic glucose monitoring device (the GlucoWatch system) and transdermal drug delivery systems.

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